Exhibit 5.2

[MADDIN, HAUSER, WARTELL, ROTH & HELLER P.C. LETTERHEAD]

April 7, 2005

Broder Bros., Co.

6 Neshaminy Interplex, 6th Floor

Trevose, PA 19053

Re:	Exchange Offer

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Broder Bros., Co., a Michigan corporation (the “Registrant”), in connection with the Registrant’s proposed issuance of its $50,000,000 in aggregate principal amount of 11 1/4% Senior Notes due 2010, Series B (the “Exchange Notes”). The Exchange Notes are to be issued by the Registrant in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about April 11, 2005, under the Securities Act of 1933, as amended (the “Act”). The Exchange Notes will be offered to all holders of the Registrant’s currently outstanding $50,000,000 aggregate principal amount of 11 ¼% Senior Notes due 2010 (the “Old Notes”) in exchange for a like principal amount of Old Notes. The obligations of the Registrant under the Exchange Notes will be guaranteed by each of its existing and future material domestic subsidiaries (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (as may be amended or supplemented from time to time, the “Indenture”), dated as of September 22, 2003, among the Registrant, the guarantors set forth therein and Wachovia Bank, National Association, as Trustee.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments (i) the certificate of incorporation and by-laws of the Registrant, (ii) a written consent of the board of directors of the Registrant with respect to the issuance of the Exchange Notes, (iii) the Registration Statement and (iv) the Indenture.

Broder Bros., Co.

April 7, 2005

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrant and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrant. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrant and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies (iv) any law except the laws of the State of Michigan and the Michigan case law decided thereunder and (v) the “Blue Sky” laws and regulations of Michigan.

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.	The Registrant is a corporation organized, existing and in good standing under the laws of the State of Michigan.

2.	The Indenture has been duly authorized, executed and delivered by the Registrant.

3.	When (i) the Registration Statement has been declared effective; (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and duly delivered to the holders thereof in exchange for Old Notes, the Exchange Notes will be a valid and binding obligation of the Registrant.

4.	The execution and delivery of the Indenture by the Registrant and the performance by the Registrant of its obligations thereunder (including with respect to the Exchange Notes) do not and will not, conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the charter, bylaws or other organizational documents of the Registrant or (ii) any statute or governmental rule or regulation of the State of Michigan or any political subdivision thereof.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Michigan be changed by legislative action, judicial decision or otherwise.

Broder Bros., Co.

April 7, 2005

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis may rely upon this opinion to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

MADDIN, HAUSER, WARTELL, ROTH & HELLER, P.C.

/s/ Robert D. Kaplow
Robert D. Kaplow

RDK/DBK/tmo